Exhibit 99.1

Precigen Reports First Quarter 2026 Financial Results and Business Updates

•	PAPZIMEOS™ launch gaining strong momentum with $21.6 million in net product revenue in the first quarter of 2026 reflecting broad-based uptake across the US

•	Patient hub enrollment continues to gain traction, with approximately 400 patients currently enrolled; a notable 25% of which are from the community setting, underscoring the breadth of PAPZIMEOS's reach and ease of administration

•	Updated durability of response data for PAPZIMEOS will be presented at the upcoming ASCO Annual Meeting

•	RRP Awareness Day will be hosted alongside the Recurrent Respiratory Papillomatosis Foundation on June 11 for the third consecutive year, reflecting the Company’s ongoing commitment to the recurrent respiratory papillomatosis (RRP) community

•	The Company continues to advance PRGN-2009 in HPV-associated cancers and plans to provide an AdenoVerse® pipeline update by end of year

•	Cash, cash equivalents, and investments totaled $56.7 million as of March 31, 2026, which together with the anticipated proceeds from PAPZIMEOS revenue, is expected to fund the Company’s operations to cash flow break-even by the end of 2026

•	Conference call scheduled for 4:30 PM ET today

GERMANTOWN, MD, May 13, 2026 – Precigen, Inc. (Nasdaq: PGEN), a commercial-stage biopharmaceutical company specializing in the advancement of innovative precision medicines to improve the lives of patients, today announced first quarter 2026 financial results and business updates.

“We are thrilled with the strength of the PAPZIMEOS launch and the pace of revenue growth as we drive broad commercial success across the US and work toward expanded market opportunities in additional geographies and the pediatric patient population,” said Helen Sabzevari, PhD, President and CEO of Precigen. “Looking ahead, we are excited to advance the next chapter of our AdenoVerse platform through the continued development of PRGN-2009 in HPV-associated cancers, and look forward to sharing more details on our broader pipeline progress later this year. We are also proud to once again collaborate with the Recurrent Respiratory Papillomatosis Foundation in recognizing RRP Awareness Day for the third consecutive year on June 11, reflecting our deep and long-standing commitment to the RRP community. This year's event carries particular significance as adult patients now have access to an approved treatment, PAPZIMEOS, for the first time in the more than 100-year history of this disease.”

“We are encouraged by the strong progress we are seeing as PAPZIMEOS continues to gain traction, with approximately 400 patients currently enrolled in the PAPZIMEOS patient hub, of which a noteworthy 25% are from the community setting,” said Phil Tennant, Chief Commercial Officer of Precigen. “We are focused on converting hub enrollment into treated patients, and we look forward to building on this progress in the second quarter and beyond as more sites become activated, the impact of the permanent J-code takes hold, and our targeted site support helps deliver a seamless journey to treatment.”

KEY PROGRAM HIGHLIGHTS

PAPZIMEOS™: First-line Standard of Care for the Treatment of Adults with RRP

PAPZIMEOS (zopapogene imadenovec-drba) is a non-replicating adenoviral vector-based immunotherapy designed to generate an immune response directed against HPV 6 and HPV 11 proteins in patients with RRP. In August 2025, the US Food and Drug Administration (FDA) granted full approval of PAPZIMEOS with a broad label for the treatment of adults with RRP. PAPZIMEOS is the first and only FDA-approved therapy for the treatment of adults with RRP and the first treatment that addresses the root cause of RRP.

•	National prescribing growth: PAPZIMEOS is being prescribed nationwide across both major medical centers and community practices, with patients spanning a range of disease severities actively receiving treatment. Building on strong community practice demand, the Company’s target footprint has been expanded beyond the initial list, with increased engagement across community practices reflecting the broad interest seen since the full deployment of the PAPZIMEOS field team in September 2025.

•	Patient hub enrollment: Enrollment in Precigen’s patient hub reached approximately 400 registered patients, reflecting robust and growing demand from both patients and physicians. Notably, 25% of hub-enrolled patients are from the community setting, underscoring the broad reach of PAPZIMEOS beyond academic and major centers and reinforcing that PAPZIMEOS can be effectively integrated into routine clinical practice beyond major centers. Beyond hub enrollment, the Company's field teams continue to identify additional patients outside the hub, further underscoring the breadth of unmet need and commercial opportunity in the RRP community.

•	Positive payer coverage: PAPZIMEOS has private health plan coverage spanning approximately 215 million US lives, including the significant majority of leading insurers. With additional coverage under Medicare and Medicaid,

PAPZIMEOS is accessible to an estimated 297 million US lives, or over 90% of insured lives in the US, reflecting broad and growing payer support for the therapy.

•	Permanent J-code accelerating site activations and patient access: Effective April 1, 2026, the Centers for Medicare and Medicaid Services assigned a permanent J-code (J3404) to PAPZIMEOS, and early indicators suggest this is already streamlining site activations. J-codes are standardized reimbursement codes that enable healthcare providers to bill government and commercial insurers for physician-administered therapies, and the permanent J-code designation is expected to further simplify claims processing and facilitate broader patient access across both medical centers and community practices.

•	PAPZIMEOS recommended as standard of care first-line treatment: In January 2026, an expert position paper sponsored and published by the Recurrent Respiratory Papillomatosis Foundation and authored by 16 leading physicians in the field of RRP recommended PAPZIMEOS as the new standard of care first-line treatment for adults with RRP in the US.

•	Upcoming ASCO clinical presentation: The Company will present updated durability of response data at the upcoming American Society of Clinical Oncology (ASCO) Annual Meeting taking place in Chicago from May 29 to June 2, 2026, with a presentation titled “Zopapogene imadenovec-drba, a novel non-replicating adenoviral vector-based immunotherapy: Effects on complete and durable responses in recurrent respiratory papillomatosis pivotal trial.”

•	Strong presence at key medical and scientific meetings: At AAO-HNSF 2025, SITC 2025, EUROGIN 2026, and COSM 2026, the Company presented long-term durable complete responses with PAPZIMEOS, and at ISPOR Europe 2025, the Company published data demonstrating the substantial healthcare resource utilization and patient-reported quality-of-life burden of RRP, underscoring the disease’s significant clinical, economic, and human impact.

•	Redosing study enrolling patients: The Company’s open-label study to evaluate safety, vector shedding, and retreatment efficacy of zopapogene imadenovec-drba in adults with RRP is currently enrolling (clinical trial identifier: NCT06538480).

•	MAA under review by the EMA: Following submission in November 2025, the Marketing Authorization Application for PAPZIMEOS for the treatment of adults with RRP was validated by the European Medicines Agency and is under review. PAPZIMEOS was granted orphan drug designation by the European Commission.

•	RRP Awareness Day 2026: For the third consecutive year, Precigen will collaborate with the Recurrent Respiratory Papillomatosis Foundation to co-host RRP Awareness Day on June 11. The annual initiative is dedicated to educating the public and medical community about RRP by amplifying the voices of patients, caregivers, advocates, and the healthcare community supporting them.

PRGN-2009 AdenoVerse® Immunotherapy in HPV-associated Cancers

PRGN-2009 is an investigational AdenoVerse immunotherapy designed to activate the immune system to recognize and target HPV-associated cancers.

•	PRGN-2009 Phase 2 clinical trials under a cooperative research and development agreement (CRADA) with the National Cancer Institute (NCI) in newly diagnosed HPV-associated oropharyngeal cancer are ongoing.

•	A multicenter Phase 2 clinical trial of PRGN-2009 in combination with pembrolizumab in recurrent/metastatic cervical cancer is ongoing.

•	The Company plans to highlight progress across its AdenoVerse portfolio, including an update on PRGN-2009, by end of year.

FINANCIAL HIGHLIGHTS

“We are pleased with the launch performance of PAPZIMEOS, recognizing $21.6 million of net revenue in the first full quarter of its launch. In the second quarter of 2026, we are seeing continued strength in revenue growth from PAPZIMEOS,” said Harry Thomasian Jr., Chief Financial Officer of Precigen. “As of March 31, 2026, the Company’s cash, cash equivalents, and investments totaled $56.7 million, which based on payment terms, did not include any collection of PAPZIMEOS related accounts receivable since launch of approximately $25.7 million. Based on our current revenue outlook and present financial forecast, we continue to believe that our current cash position and anticipated cash to be received from PAPZIMEOS sales will fund operations through cash flow break-even by the end of 2026. Our forecasted expenditures include additional investments to progress both clinical and pre-clinical assets.”

First Quarter 2026 Financial Results Compared to Prior Year Period

Total revenues increased by $21.9 million compared to the three months ended March 31, 2025. The significant increase in total revenues for the three months ended March 31, 2026 was due to the ramp up of commercial sales of PAPZIMEOS following its FDA approval in August 2025. Revenues related to the sale of PAPZIMEOS for the three months ended March 31, 2026 were $21.6 million. No PAPZIMEOS sales were recorded for the three months ended March 31, 2025, as the product had not yet been approved.

R&D expenses decreased by $4.8 million compared to the three months ended March 31, 2025, primarily due to the change in the accounting treatment of manufacturing costs as a result of the FDA approval of PAPZIMEOS.

Selling, general, and administrative (SG&A) expenses increased by $8.7 million compared to the three months ended March 31, 2025. This increase was primarily driven by commercial activities related to PAPZIMEOS following its FDA approval in August 2025.

Total other expense, net, decreased by $29.6 million compared to the three months ended March 31, 2025. This change was primarily attributable to the absence of a $32.5 million charge related to the increase in the fair value of warrant liabilities that was recorded in the prior-year period. The remaining change (an increase in other expense) primarily relates to an increase of $2.9 million in interest expenses related to long term debt that originated in the third quarter of 2025.

Net loss was $7.9 million, or $0.02 per basic and diluted share, for three months ended March 31, 2026, compared to a net loss of $54.2 million, or $0.18 per basic and diluted share, for the three months ended March 31, 2025.

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Precigen: Advancing Medicine with Precision®

Precigen (Nasdaq: PGEN) is a commercial-stage biopharmaceutical company specializing in the advancement of innovative precision medicines to address difficult-to-treat diseases with high unmet patient need. Precigen is dedicated to advancing scientific breakthroughs from proof-of-concept through commercialization. With a strong commitment to innovation, Precigen is developing a robust pipeline of differentiated therapies across its core therapeutic areas of immuno-oncology, autoimmune disorders, and infectious diseases. For more information about Precigen, visit www.precigen.com or follow us on LinkedIn or YouTube.

Trademarks

Precigen, PAPZIMEOS, AdenoVerse, and Advancing Medicine with Precision are trademarks of Precigen and/or its affiliates. Other names may be trademarks of their respective owners.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what the Company expects. Examples of forward-looking statements include, among others, information relating to the Company’s business and business plans, the success of efforts to commercialize PAPZIMEOS™ (zopapogene imadenovec-drba) for the treatment of recurrent respiratory papillomatosis (RRP) in adults including the revenue that the Company expects to realize from such efforts, the Company’s ability to successfully obtain foreign regulatory approvals for PAPZIMEOS, expectations about the safety and efficacy of PAPZIMEOS, the ability of PAPZIMEOS to treat RRP, the Company’s future financial and operational results including the Company’s ability to reach cash flow break-even, and the Company’s ability to commence clinical studies or complete ongoing clinical studies for the Company’s clinical and pre-clinical stage candidates. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For further information on potential risks and uncertainties, and other important factors, any of which could cause the Company's actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission.

Investor Contact:

Steven M. Harasym

Tel: +1 (202) 365-2563

investors@precigen.com

Media Contact:

Donelle M. Gregory

press@precigen.com

Precigen, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$7,480	$30,234
Short-term investments	48,766	67,624
Receivables
Trade, net	26,403	3,916
Other	302	446
Inventory	14,725	9,581
Prepaid expenses and other	3,996	3,434
Total current assets	101,672	115,235
Long-term investments	489	2,511
Property, plant and equipment, net	13,219	13,758
Intangible assets, net	2,864	3,182
Goodwill	15,232	15,232
Right-of-use assets	4,369	4,679
Other assets	782	908
Total assets	$138,627	$155,505
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$2,589	$11,985
Accrued compensation and benefits	4,556	10,199
Other accrued liabilities	12,481	10,993
Indemnification accruals	—	2,476
Deferred revenue	410	517
Current portion of lease liabilities	1,068	1,136
Total current liabilities	21,104	37,306
Long-term debt	93,519	93,174
Lease liabilities, net of current portion	3,663	3,980
Other long-term liabilities	106	134
Total liabilities	118,392	134,594
Shareholders' equity
Additional paid-in capital	2,369,529	2,362,252
Accumulated deficit	(2,349,277)	(2,341,348)
Accumulated other comprehensive (loss) income	(17)	7
Total shareholders' equity	20,235	20,911
Total liabilities and shareholders' equity	$138,627	$155,505

Precigen, Inc. and Subsidiaries

Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except share	Three Months Ended March 31,
and per share data)	2026	2025
Revenues
Product revenues, net	$21,828	$203
Service revenues	1,424	1,138
Total revenues	23,252	1,341
Operating Expenses
Cost of products and services	2,559	1,100
Research and development	5,638	10,478
Selling, general and administrative	21,049	12,359
Total operating expenses	29,246	23,937
Operating loss	(5,994)	(22,596)
Other Income (Expense), Net
Change in fair value of warrant liabilities	—	(32,481)
Interest expense	(2,908)	(1)
Interest income	683	918
Other income, net	290	7
Total other income (expense), net	(1,935)	(31,557)
Loss before income taxes	(7,929)	(54,153)
Income tax expense	—	—
Net loss	$(7,929)	$(54,153)
Net loss per share
Net loss per share, basic and diluted	$(0.02)	$(0.18)
Weighted average shares outstanding, basic and diluted	354,291,007	293,879,653